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                                  EXHIBIT 10.45


                              CONTRACTUAL AGREEMENT

                                     BETWEEN

                           THEHEALTHCHANNEL.COM, INC.

                                       AND

                             THE BLAINE GROUP, INC.


                             DATED OCTOBER 16, 2000



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                             THE BLAINE GROUP, INC.
                          A TOTAL COMMUNICATIONS AGENCY
             8666 Wilshire Bvd., Suite #301, Beverly Hills, CA 90211
          310/380-1499 - 310/380-1499 FAX E-mail blaine@pacificnet. net


This is a contractual agreement entered into by The Blaine Group, Inc. hereafter referred to as agent, and thehealthchannel.com-TM-, hereafter referred to as client.

Client agrees to pay $7,000.00 as a monthly retainer fee, plus reimbursement of expenses incurred by agency on behalf of client, for a public relations campaign for client. Initial retainer fee is due and payable in advance. An expense deposit of $1,000.00 shall be paid in advance and replenished monthly, as invoiced. Subsequent invoices are due and payable within 10 days of date of invoice.

Total justification of expensed paid by agent on behalf of client will be provided. Any additional expenses not covered by above mentioned deposits will be billed. Any expense deposit not applied to expenses incurred will be reimbursed by client at conclusion of contract.

Agent shall submit invoices to client, on a monthly basis, giving sufficient details as to all charges contained in such invoices. Client shall receive a report of activities performed under this agreement. Client agrees to pay expenses without prior approval for postage, mileage, toll and long-distance telephone calls, publications, Xeroxed materials, and other individual expenses under $100.00. Extra-ordinary expenses such as trips, advertising, printing, etc., must have prior client approval. Such expenses must be paid for in advance by client. Extra-ordinary trips, personal appearance, planning of special functions shall be compensated for at an hourly rate of $150.00 per person hour and must approved in advance by client. Invoices shall be payable within ten
(10) days after receipt by client. Invoices unpaid within thirty (30) days form date of invoices shall be deemed delinquent and shall accrue late charges at the rate of 1 1/2% per month or portion thereof. There will be a surcharge of $50.00 for each time a check is returned by the bank.

Agent agrees to handle all public relations matters, as agreed upon, for client. Agent agrees to fulfil and execute campaign as discussed with client. as discussed with client.

Neither party may assign this agreement or its rights and obligations herein to another without the prior written approval of the other party except that client may assign this agreement to its subsidiary or affiliated companies upon written notice.

Any exhibits and appendices attached to this agreement are hereby incorporated by reference and made a part hereof as though fully set forth herein.

It is expressly agreed that if client issues a purchase order or other document for the services provided under this agreement, such instrument shall be deemed for client's internal use only and any provisions contained therein or on the reverse side thereof that are in conflict with any provisions of this agreement shall have no effect.

This agreement sets forth and constitutes the entire agreement and understanding between the parties with respect to the services and subject matter hereof, and merges and supersedes all prior agreements, understanding, and representations, whether written, oral, or otherwise conveyed. This agreement shall not be modified or amended, except in writing and signed by an authorized representative of the parties hereto.

The parties hereto agree not to disclose any of the terms and conditions of this agreement to anyone in a position to use the information for competitive advantage or to anyone in each respective organization that does not have a need to know.

Neither party shall solicit nor hire the employees, officers, directors, consultants, or agent of the other ("Employee") may assign this agreement without the prior written consent of the other party and its affected employees. Such written consent shall acknowledge the confidentiality of information as set forth in this agreement.

In connection with the services provided hereunder, employees of agent have and will have access to certain proprietary or confidential information and trade secrets ("Client Confidential Information") of client. Agent agrees

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to preserve and maintain all such Client Confidential Information by applying the same standard of care thereto as client applies to such information.

Client and agent agree to indemnify and hold harmless from and against any and all losses, claims, damages, expenses, or liabilities with either party may incur based upon information, representation, reports, or date furnished by client.

Any notices required or permitted to be given under this agreement by either party shall be in writing and shall be deemed given as of the time of hand delivery to the addresses set forth below the signatures of each party, or four
(4) days after deposit into the United States mail, postage prepaid by registered or certified mail, return receipt required, to those addresses.

Should any term or provision of this agreement be found to be invalid or unenforceable, such finding shall in no way affect the validity or enforceability of the other terms and conditions hereof. Such other terms and conditions shall be and remain valid and enforceable, as if the invalid and unenforceable term, condition, or provision and never a part hereof.

Neither the exercise nor the failure to exercise any right, provision, or remedy herein shall preclude the exercise of the same or any other right or remedy herein in the future. Any waiver of right, provision, or remedy by a party hereto shall not be valid unless executed in writing by a duly authorized representative of the party making such waiver.

This agreement and all rights and obligations hereunder, including matters of construction, validity, and performance shall be governed in an by the laws of the State of California. If any legal action or other proceeding is brought for the enforcement of this agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of the agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees and other costs incurred in connection with that action or proceeding, in addition to any other relief to which such party or parties may be entitled. No claim, demand, action, proceeding, arbitration, litigation, hearing, motion, or lawsuit arising herefrom or with respect hereto shall be commenced or prosecuted in any jurisdiction other than the State of California. Any judgement, determination, find or conclusion reach or rendered nay other jurisdiction shall be null and void between the parties hereto.

This Contract begins on October 16, 2000 and may be terminated by either party with sixty (60) days written notice.

Entered into on October 16, 2000.



Agent:


/s/ Devon Blaine                                  /s/ Tom Lonergan
-----------------------------------------         ----------------------------
Devon Blaine, President and CEO                   Tom Lonergan
THE BLAINE GROUP, INC.                                thehealthchannel.com-TM-
8665 Wilshire Blvd.                                   260 Newport Center Drive
Suite 3301                                            Suite #250
Beverly Hills, CA   90211                         Newport Beach, CA   92660